Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

General. Our authorized capital consists of US$450,000 divided into 300,000,000 Common Shares of US$0.001 par value each and 150,000,000 preference shares divided into US$0.001 par value each. All of our issued and outstanding Common Shares are fully paid and non-assessable. Our Common Shares are issued in registered form. The Company is not authorized to issue bearer shares, convert registered shares to bearer shares or exchange registered shares for bearer shares.

Dividends. Holders of our Common Shares may receive dividends when, as and if declared by our board of directors, subject to the preferential rights of any preference shares. Under the Companies Law of the Cayman Islands (2020 Revision) (the "Cayman Act"), dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or our share premium account, and provided further that a dividend may not be paid if it would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Our Amended and Restated Memorandum and Articles of Association (the "Articles") provide that our directors may declare and pay a distribution in money or by distribution of specific assets.

Voting. Holders of our Common Shares are entitled to receive notice of and to attend all general meetings of shareholders or separate meetings of holders of Common Shares and are entitled to one vote per share at any such meeting.

A quorum required for a general meeting of shareholders consists of at least two shareholders present or by proxy, representing not less than 20% of the total voting power entitled to vote on the resolutions to be considered at a meeting, unless only one shareholder is entitled to vote on such resolutions in which case the quorum required shall be only the one shareholder.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. Holders of our Common Shares may, among other things, divide or consolidate their shares by ordinary resolution. In general and subject to applicable law, all matters will be determined by a majority of votes cast other than fundamental changes with respect to our company. Various extraordinary corporate transactions including any merger, amalgamation, continuance to another jurisdiction, voluntary winding-up by the court, amendment to the Articles, change of company name or removal of a director must be approved by the shareholders by way of a special resolution. A special resolution is a resolution passed by a majority of not less than two-thirds of such shareholders who, being entitled to do so, vote in person or by proxy at a general meeting of the Company, or approved in writing by all of the shareholders entitled to vote at a general meeting of the Company. Under the Cayman Act, there is no specific requirement to obtain shareholder approval in connection with the sale, lease or exchange of all, or substantially all, of a corporation's property.

General Meetings of Shareholders and Shareholder Proposals. Our Articles provide that we may hold an annual general meeting in each year and shall specify the meeting as such with notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. Our directors may convene a meeting of our shareholders with at least 10 days' prior notice.

Cayman Islands exempted companies are not required by the Cayman Act to call annual general meetings of shareholders. Our Articles provide that so long as the Company's shares are listed on the NYSE, we shall hold annual general meetings as required under the applicable rules and regulations of the NYSE.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our Articles allow shareholders representing in aggregate 20% or more of the voting rights in respect of the matter for which the meeting is requisitioned, to be held within four months of receipt of the requisition. As an exempted Cayman Islands company, we are not obliged under the Cayman Act to call shareholders' annual general meetings. Under our Articles, directors may be removed by special resolution of our shareholders.

Directors' Power to Issue Shares. Our Articles authorize our board of directors to issue additional Common Shares from time to time as our board shall determine, to the extent of available authorized but unissued shares. Our board of directors may also issue preference shares from time to time in one or more classes or series, each of such class or series to have such voting powers (full or limited or without voting powers) designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as are stated and expressed, or in any resolution providing for the issue of such class or series adopted by our board.

Our board of directors may also approve the issuance of options, rights or warrants that are exercisable into our shares for such consideration and on such terms as the board may determine.

Variation of Rights. The rights attached to any class or series of our shares (unless otherwise provided by the terms of issue of the shares of that class or series), whether or not our company is being wound-up, may only be varied with the consent in writing of the holders of a majority of the issued shares of that class or series or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class or series.

Liquidation. The holders of our Common Shares have the right on the winding up, liquidation or dissolution of the Company to participate in the surplus assets of the Company, subject to the rights of any issued and outstanding preference shares.

Redemption, Repurchase and Surrender. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by a special resolution of our shareholders. We may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or are otherwise authorized by our Articles. Under the Cayman Act, the redemption or purchase of any of our shares may be paid out of our profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if we can, immediately following such payment, pay our debts as they fall due in the ordinary course of business. In addition, under the Cayman Act, no such share may be redeemed or repurchased: (a) unless it is fully paid up; (b) if such redemption or repurchase would result in there being no shares outstanding; or (c) if the Company has commenced liquidation.

Anti-Takeover Provisions.  Our Articles contain certain provisions that would have an effect of delaying, deferring or preventing a change in control of our company, including provisions that:

•	authorize our directors to issue preference shares in one or more classes or series and to designate the price, rights, preferences, rights and restrictions of such preference shares without any further vote or action by our shareholders;

•	limit the ability of shareholders to requisition and convene general meetings of shareholders; and

•	restrict the nomination of directors without advance notice. In the case of an annual meeting, notice must be given to us not less than 30 nor more than 65 days prior to the date of such meeting; provided that if the meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of such meeting was made, notice may be given no later than the close of business on the 10th day following such announcement. In the case of a special meeting called for the purpose of electing directors that is not also an annual meeting, notice must be provided to us no later than the close of business on the 15th day following the day on which the first public announcement of the date of such special meeting was made. Additionally, our Articles contain a provision requiring a minimum threshold to requisition a special meeting. Such restrictions may make it more difficult to effect changes to our management.

However, under the Cayman Act and applicable Cayman laws, our directors may only exercise the rights and powers granted to them under our Articles for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Calls on Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares. The shares that have been called upon and remain unpaid are subject to forfeiture. All of our Common Shares are fully paid.

Exempted Company.  We are an exempted company with limited liability under the Cayman Act. The Cayman Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. Unlike ordinary resident companies, among other things, an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies, is not required to have its register of members open to inspection, does not have to hold an annual general meeting, may issue no par value, negotiable or bearer shares and may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands.